Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	May 1, 2013	Gerry Gould, VP-Investor Relations
Time	7:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 4th Quarter Fiscal 2013 Revenue Up 34% and Adjusted EPS of $0.48; Fourth Quarter and Full Year Organic Revenue Up 4% and Full Year Adjusted EPS of $1.71;
Completes Hemerus Medical, LLC Acquisition and Provides Fiscal 2014 Guidance

Braintree, MA, May 1, 2013 - Haemonetics Corporation (NYSE: HAE) today reported fourth quarter fiscal 2013 net revenue of $249.9 million, up 34%, GAAP net income of $12.6 million, down 29%, and diluted earnings per share of $0.24, down 31%. Adjusted net income, exclusive of restructuring, integration and other costs detailed below, was $25.1million, up 21%, and adjusted earnings per share were $0.48, up 19%. Excluding currency impact, net revenue was up 38% in the quarter.1 Organic revenue growth in the quarter was 4% as reported and 6% on a constant currency basis.

For the full fiscal year ended March 31, 2013, Haemonetics reported net revenue of $892.0 million, up 23%, GAAP net income of $38.8 million, down 42%, and diluted earnings per share of $0.74, down 43%. Adjusted net income, exclusive of restructuring, integration and other costs detailed below, was $89.4 million, up 14%, and adjusted earnings per share were $1.71, up 13%. Excluding currency impact, net revenue was up 24% for the fiscal year.1 Organic revenue growth in the full year was 4% on both a reported and constant currency basis.

Brian Concannon, Haemonetics' President and CEO, commented: “Continued growth in our three product categories - commercial plasma, blood centers, and hospitals - was the highlight of our fourth quarter and fiscal 2013. I'm particularly pleased that such growth came while integrating the largest acquisition in our history without interruption to our business. Customers are increasingly recognizing the value of our Blood Management Solutions offering.”

STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

Haemonetics continues to expand its business, reporting the following highlights in the quarter:

•	34% total and 4% organic revenue growth.

•	10% growth in plasma disposables revenue.

•	17% growth in diagnostics disposables revenue.

•	36% organic revenue growth in China.

•	$55 million of revenue from the acquired whole blood business.

•	Completion of $50 million fiscal 2013 share repurchase program.

In addition, in April, the Company completed the acquisition of Hemerus Medical, LLC and its Board of Directors approved a set of Value Creation and Capture (“VCC”) initiatives, including a manufacturing transformation plan.

A revenue breakdown follows:

Plasma

Plasma disposables revenue was $68.2 million for the quarter, up 10% with particular strength in North America collections, and $268.9 million for fiscal 2013, up 4%.

Blood Center

Platelet disposables revenue was $44.0 million, flat with the prior year quarter, and $169.6 million in fiscal 2013, up 1%, with continued benefit from strong sales in emerging markets. The quarterly platelet growth also reflects a challenging year over year comparison due to the Japanese Red Cross increasing inventories of platelet disposables in advance of their system conversion.

Red cell disposables revenue was $14.0 million for the quarter, up 13%, and $49.7 million for the full year, up 4% in a declining market. While the Company is successfully leveraging its IMPACT® selling approach to advance Blood Management Solutions, fourth quarter growth was attributable primarily to the timing of orders at the end of the quarter in North America.

Whole blood revenue was $54.9 million for the quarter and $138.4 million since closing the acquisition August 1, in line with expectations.

Hospital

Surgical disposables revenue was $17.5 million for the quarter, up 1%, and $73.5 million for the full year, up 10%. This was the second consecutive annual increase in Cell Saver® Elite® disposables revenue. Recent strong equipment sales, including a 73% increase in fiscal 2013 in China, are expected to drive market share gains and near term surgical disposables growth.

Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $8.0 million for the quarter, down 5%, and $30.2 million in fiscal 2013, down 3%. The Company anticipates that the first half fiscal 2014 introduction of the new OrthoPAT Advance™ system, which has received 510(k) approval, together with realignment of certain sales efforts, will return OrthoPAT disposables to growth in fiscal 2014.

Diagnostics revenue was $7.2 million for the quarter, up 17%, and $27.4 million in the full year, up 18%, as the Company's IMPACT initiative continues to drive growth in disposables utilized in the TEG® Thrombelastograph® Hemostasis Analyzer. TEG equipment sales were especially strong in the quarter and full fiscal year, with 36% growth in fiscal 2013 and an installed base that is up 25% from a year ago. This is a key indicator for near term future disposables revenue growth. Fiscal 2013 TEG disposables sales grew 66% in China.

In fiscal 2013, Hospital revenue was up 8% and the Company expects its hospital business to benefit in fiscal 2014 from continued strength in surgical and diagnostics disposables, particularly in emerging markets, and a return to growth in OrthoPAT.

Software and Equipment

Software Solutions revenue was $18.6 million for the quarter, down 4%, and $70.0 million in fiscal 2013, down 1% for the full fiscal year. The Company expects its software business to return to growth in fiscal 2014, with some continued declines in plasma software, more than offset by accelerating growth in BloodTrack® and other hospital based solutions. Hospital sales are expected to be bolstered by the implementation of SafeTrace Tx® transfusion management software at numerous locations following the signing of an agreement with a major U.S. hospital system.

Equipment and other revenue was $17.5 million for the quarter, up 2%, and $64.3 million in the full fiscal year, up 3%. Equipment revenue is influenced by the timing of tenders and capital budgets. The installed base of Cell Saver Elite and TEG devices increased considerably in fiscal 2013, with activity in emerging markets continuing to be particularly strong.

Haemonetics reported fourth quarter organic revenue growth of 28% in Asia, 9% in North America, and 1% in Europe, partially offset by a decline of 13% in Japan. For fiscal 2013, organic revenue increased 17% in Asia, 4% in North America, 2% in Europe and decreased 4% in Japan. Prior year fourth quarter and fiscal 2012 revenue benefited from a $3.5 million buy-in of revenue from the first quarter of fiscal 2013 by the Japan Red Cross, representing 10 and 3 percentage points, respectively, of the current quarter and fiscal year declines in Japan revenue. Recent weakness in the Yen exchange rate also contributed meaningfully to the decline in fourth quarter Japan revenue, which was down 8% in constant currency, but 13% as reported.

Adjusted gross profit was $124.2 million, up $29.4 million or 31% in the fourth quarter, and $450.5 million up $79.7 million or 21.5% for the fiscal year. Adjusted gross margin was 49.7%, down 110 basis points in the fourth quarter, and 50.5%, down 40 basis points in fiscal 2013. In both the fourth quarter and fiscal 2013, gross margin improvement in the core business partially offset the impact of revenue mix toward lower margin whole blood disposables.

Adjusted operating expenses were $89.3 million in the quarter, up $21.6 million or 31.8%, and $321.6 million, up $57.3 million or 21.7% in fiscal 2013. Operating expense increases included $13 million in the quarter and $35 million in fiscal 2013 attributable to the new whole blood collection business. The remainder of the increase was associated with the expected acceleration of planned investments in global growth initiatives, emerging markets, R&D and infrastructure to support anticipated organic and acquisition revenue growth.

Adjusted operating income was $35.0 million for the fourth quarter, up $7.9 million or 29.1%, and $128.9 million, up $22.4 million or 21.0% for the full fiscal year, and reflected the inclusion of the profits of the newly acquired whole blood business. Adjusted operating margin was 14.0% in the fourth quarter, down 50 basis points, and 14.5% in fiscal 2013, down 10 basis points. Leverage achieved through the whole blood acquisition and operating discipline enabled accelerated funding of investments in global growth initiatives and certain expenditures related to infrastructure build for the acquired whole blood business.

The income tax rate was 21.6% in the fourth quarter, compared with 24.8% in the fourth quarter of fiscal 2012, reflecting a favorable geographic shift of income toward lower tax rate jurisdictions, a shift that is expected to continue throughout fiscal 2014. For the full years 2013 and 2012, the tax rate was 26.9%.

Hemerus Medical, LLC Acquisition

In a separate press release, Haemonetics announced today that, on April 30, it completed the acquisition of the assets of Hemerus Medical, LLC (“Hemerus”), a Minnesota-based company that develops innovative technologies for the collection of whole blood and for the processing and storage of blood components. Haemonetics paid $24 million to date, of the total $27 million cash purchase price. Additionally, Haemonetics will pay $3 million upon receipt of an additional FDA approval and up to $14 million upon the future sale of SOLX® products.

Acquisition Related Amortization Expense

Acquisition related amortization expense included in fourth quarter adjusted earnings was $5.8 million in fiscal 2013 and $2.4 million in fiscal 2012, or $0.08 and $0.03 per share respectively. Full fiscal year adjusted earnings included $20.6 million in fiscal 2013 and $9.8 million in fiscal 2012, or $0.28 and $0.12 per share respectively, of acquisition-related amortization expense. The Company will exclude such expenses from its adjusted earnings and EPS beginning in fiscal 2014 and, for purposes of facilitating comparison, notes that fiscal 2013 and 2012 adjusted earnings per share were $1.99 and $1.64 respectively, exclusive of acquisition related amortization expenses.

Adjustments To Fiscal 2013 Reported Earnings

The Company included approximately $16 million of adjustments to the cost of goods sold upon the sale of acquired whole blood and other filter inventories, which were excluded from adjusted earnings. The Company also incurred costs for integration activities of $34 million, which are excluded from adjusted earnings. Also excluded from adjusted earnings were $3 million of transaction related costs, $8 million of other restructuring and transformation costs incurred within the base business, $7 million of inventory reserves related to the potential “Y connector” component leak previously disclosed, and $4 million of intangibles written off related to the cessation of development activities on the Arryx® HOT technology.

Value Creation & Capture Activities, Including Manufacturing Network Transformation

Haemonetics also announced today that the integration of its whole blood business, which was acquired in August 2013, will be completed in the first half of fiscal 2014, ahead of its original schedule. The Company also announced that its Board of Directors has approved a plan to pursue identified Value Creation & Capture (“VCC”) opportunities. These represent next steps beyond the integration: (I) investment in product line extensions, next generation products and growth platforms; (II) enhancement of commercial execution capabilities by implementing go-to-market and other strategies to enable global profitable revenue growth; and (III) transformation of the manufacturing network to best support these commercial strategies while optimizing expense levels. Collectively these are opportunities to position the Company for optimal growth and competitiveness.

Transformation of the manufacturing network will take place over the next three fiscal years, and will involve changes to the current manufacturing footprint and supply chain. Today the Company announced plans to discontinue manufacturing activities at its Braintree, Massachusetts location while creating a technology center of excellence for product development by adding scientists and engineers who will develop the next generation of new products. The Company is currently assessing options for locating its corporate headquarters and technology center, which include the current location and other alternatives.

The Company will expand its current facility in Tijuana, Mexico and build a new manufacturing facility in Asia closer to its growing customer base in that region. The Mexican facility expansion and the new Asian facility are foundational elements of a longer term strategy that is expected to provide a competitive cost structure and capacity that can be deployed as needs dictate going forward.

The full implementation of that strategy is expected to generate substantial savings, beginning in fiscal 2015 and ramping up to approximately $35-$40 million of annual cost savings by fiscal 2018. There is no net impact expected in fiscal 2014 as redundant capacity designed to mitigate the risk of the technology transfers will initially offset savings.

Mr. Concannon added: “Encouraged by our recent growth, strong profitability, and the substantial completion of the whole blood integration, we are able to pursue identified VCC opportunities sooner with the goal of not just meeting, but exceeding our customers' expectations in the years to come. We remain confident in our business fundamentals, our fiscal 2014 earnings guidance, and our ability to realize planned returns on the investments we have committed to make.”

Fiscal 2014 Guidance

The Company expects its plasma business to grow 4-6%, Blood Center to be flat on an organic basis, Hospital products to grow 6-9%, and Software Solutions to grow 5-7%. Overall fiscal 2014 organic revenue growth is expected to approximate 5-7% in constant currency and 3-5% on a reported basis that includes the impact of recent Yen weakness upon expected Japanese revenue. Whole blood revenue is expected to be approximately $210 million for fiscal 2014. Thus, total revenue growth is estimated in the range of 9-12%, or approximately $1 billion at the high end of that range.

Full year adjusted gross margin is expected to approximate 51- 52% inclusive of a full year's lower gross margin contribution from the whole blood product line. Acquisition related amortization is expected to approximate $26 million or $0.35 per share, and is excluded from adjusted operating income and adjusted earnings per share. Adjusted operating income of $177-$183 million is expected in fiscal 2014, yielding an operating margin improvement of approximately 100 bps over fiscal 2013.Income taxes are expected to approximate 26-27% of pre-tax adjusted income. Accordingly, adjusted earnings per share excluding acquisition related amortization are expected to be in the range of $2.30-$2.40, up approximately 15-20% over fiscal 2013 presented on a consistent basis, and in line with the preliminary outlook previous provided.

Fiscal 2014 free cash flow is expected to approximate $125 million before funding restructuring and capital investments for transformation activities. The Company anticipates investing approximately $88 million of such free cash flow to fund $36 million of additional capital expenditures and $52 million of cash transformation expenditures associated with its VCC initiatives in fiscal 2014. Additionally, the Company anticipates that $27 million will be utilized for the scheduled repayment of outstanding debt.

In total $57 million, comprised of the $52 million of cash transformation expenditures plus $5 million of non-cash asset write-offs, will be excluded from adjusted earnings in fiscal 2014. More information on fiscal year 2014 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

Balance Sheet and Cash Flow

Cash on hand was $179 million, a decrease of $14 million during the fourth quarter, as $32 million of cash was utilized to repurchase shares. The Company reported fiscal 2013 free cash flow before restructuring, transformation, integration and transaction costs of $70 million, a reduced level from the prior year due to the buildup of certain required elements of working capital not acquired.

Fiscal 2013 Share Repurchase Program

Reported on a post-split basis, the Company repurchased 694,600 shares in the open market at an average cost of $41.52 during the fourth quarter. In fiscal 2013, the Company repurchased 1,236,300 shares at an average price of $40.44, completing the $50 million repurchase authorized by the Board of Directors.

Conference Call

Haemonetics will host a webcast to discuss the fourth quarter results on Wednesday, May 1, 2013 at 8:00 am Eastern time. Interested parties can participate at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=4933910.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

Forward Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the acquisition of the Pall Transfusion Medicine business making it more difficult to maintain relationships with employees, customers, vendors and other business partners, unexpected expenses incurred to integrate the Pall Transfusion Medicine business, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for blood components, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com. GAAP results include $17. 3 million of pre-tax integration, transaction, certain inventory costs and base business restructuring and transformation costs in the fourth quarter of fiscal 2013 and $6.1 million of pre-tax restructuring and transformation costs in the fourth quarter of fiscal 2012, which are excluded from adjusted results.  Full year GAAP results include $72.5 million of pre-tax integration, transaction, certain inventory costs and base business restructuring and transformation costs in fiscal 2013 and $19.3 million of base business restructuring and transformation costs and $1.6 million contingent consideration income in fiscal 2012, which are excluded from adjusted results.

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the Fourth Quarter of FY13 and FY12

	3/30/2013	3/31/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$249,942	$186,670	33.9%
Gross profit	123,140	94,612	30.2%

R&D	17,818	8,611	106.9%
S,G&A	87,614	65,041	34.7%
Operating expenses	105,432	73,652	43.1%

Operating income	17,708	20,960	(15.5)%

Other income (expense), net	(3,022)	369

Income before taxes	14,686	21,329	(31.1)%

Tax expense	2,125	3,524	(39.7)%

Net income	$12,561	$17,805	(29.5)%

Net income per common share assuming dilution	$0.24	$0.35	(31.4)%

Weighted average number of shares:
Basic	51,304	50,457
Diluted	52,199	51,355

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	49.3%	50.7%	(1.4)%
R&D	7.1%	4.6%	2.5%
S,G&A	35.1%	34.8%	0.3%
Operating income	7.1%	11.2%	(4.1)%
Income before taxes	5.9%	11.4%	(5.5)%
Net income	5.0%	9.5%	(4.5)%

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for FY13 and FY12

	3/30/2013	3/31/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$891,990	$727,844	22.6%
Gross profit	428,131	369,240	15.9%

R&D	48,641	36,801	32.2%
S,G&A	318,806	245,261	30.0%
Contingent consideration income	—	(1,580)	(100.0)%
Operating expenses	371,694	280,482	32.5%

Operating income	56,437	88,758	(36.4)%

Other income (expense), net	(6,540)	740

Income before taxes	49,897	89,498	(44.2)%

Tax expense	11,097	22,612	(50.9)%

Net income	$38,800	$66,886	(42.0)%

Net income per common share assuming dilution	$0.74	$1.30	(43.1)%

Weighted average number of shares:
Basic	51,349	50,727
Diluted	52,259	51,590

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	48.0%	50.7%	(2.7)%
R&D	5.5%	5.1%	0.4%
S,G&A	35.7%	33.7%	2.0%
Operating income	6.3%	12.2%	(5.9)%
Income before taxes	5.6%	12.3%	(6.7)%
Net income	4.3%	9.2%	(4.9)%

Revenue Analysis for the Fourth Quarter and FY12 and FY11
(Unaudited data in thousands)

	Three Months Ended
	3/30/2013	3/31/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$130,119	$87,485	48.7%
International	119,823	99,185	20.8%
Net revenues	$249,942	$186,670	33.9%

Disposable revenues

Plasma disposables	$68,243	$61,855	10.3%

Blood center disposables
Platelet	44,024	44,058	(0.1)%
Red cell	13,994	12,358	13.2%
Whole blood	54,922	—	100.0%
	112,940	56,416	100.2%
Hospital disposables
Surgical	17,544	17,338	1.2%
OrthoPAT	7,954	8,382	(5.1)%
Diagnostics	7,160	6,132	16.8%
	32,658	31,852	2.5%

Subtotal	213,841	150,123	42.4%

Software solutions	18,597	19,349	(3.9)%
Equipment & other	17,504	17,198	1.8%
Net revenues	$249,942	$186,670	33.9%

	Year Ended
	3/30/2013	3/31/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$454,874	$352,160	29.2%
International	437,116	375,684	16.4%
Net revenues	$891,990	$727,844	22.6%

Disposable revenues

Plasma disposables	$268,900	$258,061	4.2%

Blood center disposables
Platelet	169,602	167,946	1.0%
Red cell	49,733	48,034	3.5%
Whole blood	138,436	—	100.0%
	357,771	215,980	65.7%
Hospital disposables
Surgical	73,508	66,619	10.3%
OrthoPAT	30,230	31,186	(3.1)%
Diagnostics	27,356	23,087	18.5%
	131,094	120,892	8.4%

Subtotal	757,765	594,933	27.4%

Software solutions	69,952	70,557	(0.9)%
Equipment & other	64,273	62,354	3.1%
Net revenues	$891,990	$727,844	22.6%

Consolidated Balance Sheets

	As of
	3/30/2013	3/31/2012

Assets
Cash and cash equivalents	$179,120	$228,861
Accounts receivable, net	170,111	135,464
Inventories, net	183,784	117,163
Other current assets	63,950	45,641
Total current assets	596,965	527,129
Net PP&E	256,953	161,657
Other assets	607,953	222,349

Total assets	$1,461,871	$911,135

Liabilities & Stockholders' Equity
Short term debt & current maturities	$23,150	$894
Other current liabilities	156,648	129,850
Total current liabilities	179,798	130,744
Long-term debt	456,944	2,877
Other long-term liabilities	55,947	44,883
Stockholders' equity	769,182	732,631

Total liabilities & stockholders' equity	$1,461,871	$911,135

Free Cash Flow Reconciliation

	Three Months Ended
	3/30/2013	3/31/2012

GAAP cash flow from operations	$27,541	$33,975

Capital expenditures	(12,503)	(16,239)
Proceeds from sale of property, plant and equipment	678	485
Net investment in property, plant and equipment	(11,825)	(15,754)

Free cash flow after restructuring and transformation costs	15,716	18,221

Restructuring and transformation costs	8,322	3,088

Free cash flow before restructuring and transformation costs	$24,038	$21,309

	Year Ended
	3/30/2013	3/31/2012

GAAP cash flow from operations	$85,073	$115,318

Capital expenditures	(62,188)	(53,198)
Proceeds from sale of property, plant and equipment	1,968	1,002
Net investment in property, plant and equipment	(60,220)	(52,196)

Free cash flow after restructuring and transformation costs	24,853	63,122

Restructuring and transformation costs	44,979	12,336

Free cash flow before restructuring and transformation costs	$69,832	$75,458

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.

These measures are used by management to monitor the financial performance of the business, make informed business decisions, and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring and transformation costs and certain cost of goods sold related to the acquisition of Pall's Transfusion Medicine Business (“Whole Blood Acquisition”) from our GAAP expenses. Our restructuring and transformation costs in fiscal 2013 are principally related to transaction and integration expenses associated with the Whole Blood Acquisition, as well as asset write-downs and other costs associated with exiting research and development activities related to operations originally acquired from Arryx, Inc. The cost of goods sold removed from GAAP expenses related to the Whole Blood Acquisition are mainly driven by the increase in fair value of acquired whole blood inventory required under purchase accounting standards. Additionally, a $7 million reserve for estimated inventory write-offs related to a whole blood Y connector quality issue was removed from GAAP cost of goods sold. We believe this information is useful for investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Non-GAAP Gross Profit
The use of these non-GAAP measures allows management to monitor the level of total gross profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP S,G&A and Non-GAAP Operating Expenses
The use of this non-GAAP measure allows management to monitor the ongoing level of spend that is necessary to support the business in a period when we are not transforming our business or completing an acquisition of in-process research and development. We establish our budgets, forecasts, and performance targets excluding these costs.

Non-GAAP Operating Income and Non-GAAP Income Before Income Taxes
The use of these non-GAAP measures allows management to monitor the level of operating and total pre-tax profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.

Non-GAAP Net Income and Earnings per Share
The use of these non-GAAP measures allows management to monitor the level of net income and earnings per share excluding both the costs of our business transformation, as well as any related tax effects. We establish our budgets, forecasts, and performance targets on this basis.

Reconciliation of Non-GAAP Measures for the Fourth Quarter of FY13 and FY12

	Three Months Ended
	3/30/2013	3/31/2012
Non-GAAP gross profit
GAAP gross profit	$123,140	$94,612
Whole blood acquisition cost of good sold adjustment	532	—
Whole blood Y connector inventory reserves	984	—
Restructuring and transformation costs	(428)	167
Non-GAAP gross profit	$124,228	$94,779

Non-GAAP R&D
GAAP R&D	$17,818	$8,611
Restructuring and transformation costs	(5,218)	(962)
Non-GAAP R&D	$12,600	$7,649

Non-GAAP S,G&A
GAAP S,G&A	$87,614	$65,041
Restructuring and transformation costs	(10,963)	(4,998)
Non-GAAP S,G&A	$76,651	$60,043

Non-GAAP operating expenses
GAAP operating expenses	$105,432	$73,652
Restructuring and transformation costs	(16,181)	(5,960)
Non-GAAP operating expenses	$89,251	$67,692

Non-GAAP operating income
GAAP operating income	$17,708	$20,960
Restructuring and transformation costs	17,269	6,127
Non-GAAP operating income	$34,977	$27,087

Non-GAAP income before taxes
GAAP income before taxes	$14,686	$21,329
Restructuring and transformation costs	17,269	6,127
Non-GAAP income before taxes	$31,955	$27,456

Non-GAAP net income
GAAP net income	$12,561	$17,805
Restructuring and transformation costs	17,269	6,127
Tax benefit associated with non-GAAP items	(4,766)	(3,282)
Non-GAAP net income	$25,064	$20,650

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.24	$0.35
Non-GAAP items after tax per common share assuming dilution	$0.24	$0.05
Non-GAAP net income per common share assuming dilution	$0.48	$0.40

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	3/30/2013	3/31/2012
Non-GAAP revenues
GAAP revenue	$249,942	$186,670
Foreign currency effects	(13,250)	(14,614)
Non-GAAP revenue - constant currency	$236,692	$172,056

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs	$25,064	$20,650
Foreign currency effects	(7,105)	(6,401)
Income tax associated with foreign currency effects	1,532	1,586
Non-GAAP net income - constant currency	$19,491	$15,835

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs	$0.48	$0.40
Foreign currency effects after tax per common share assuming dilution	$(0.11)	$(0.09)
Non-GAAP net income per common share assuming dilution - constant currency	$0.37	$0.31

Reconciliation of Non-GAAP Measures for FY13 and FY12

	Year Ended
	3/30/2013	3/31/2012
Non-GAAP gross profit
GAAP gross profit	$428,131	$369,240
Whole blood acquisition cost of good sold adjustment	15,715	—
Whole blood Y connector inventory reserves	7,046	—
Restructuring and transformation costs	(428)	1,510
Non-GAAP gross profit	$450,464	$370,750

Non-GAAP R&D
GAAP R&D	$48,641	$36,801
Restructuring and transformation costs	(8,345)	(2,864)
Non-GAAP R&D	$40,296	$33,937

Non-GAAP S,G&A
GAAP S,G&A	$318,806	$245,261
Restructuring and transformation costs	(41,780)	(14,947)
Non-GAAP S,G&A	$277,026	$230,314

Non-GAAP operating expenses
GAAP operating expenses	$371,694	$280,482
Restructuring and transformation costs	(50,125)	(17,811)
Contingent consideration income	—	1,580
Non-GAAP operating expenses	$321,569	$264,251

Non-GAAP operating income
GAAP operating income	$56,437	$88,758
Restructuring and transformation costs	72,458	19,321
Contingent consideration income	—	(1,580)
Non-GAAP operating income	$128,895	$106,499

Non-GAAP income before taxes
GAAP income before taxes	$49,897	$89,498
Restructuring and transformation costs	72,458	19,321
Contingent consideration income	—	(1,580)
Non-GAAP income before taxes	$122,355	$107,239

Non-GAAP net income
GAAP net income	$38,800	$66,886
Restructuring and transformation costs	72,458	19,321
Contingent consideration income	—	(1,580)
Tax benefit associated with non-GAAP items	(21,816)	(6,227)
Non-GAAP net income	$89,442	$78,400

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.74	$1.30
Non-GAAP items after tax per common share assuming dilution	$0.97	$0.22
Non-GAAP net income per common share assuming dilution	$1.71	$1.52

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Year Ended
	3/30/2013	3/31/2012
Non-GAAP revenues
GAAP revenue	$891,990	$727,844
Foreign currency effects	(57,670)	(54,720)
Non-GAAP revenue - constant currency	$834,320	$673,124

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring, transformation costs and contingent consideration income	$89,442	$78,400
Foreign currency effects	(26,703)	(19,694)
Income tax associated with foreign currency effects	7,183	5,215
Non-GAAP net income - constant currency	$69,922	$63,921

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring, transformation costs and contingent consideration income	$1.71	$1.52
Foreign currency effects after tax per common share assuming dilution	$(0.37)	$(0.28)
Non-GAAP net income per common share assuming dilution - constant currency	$1.34	$1.24

Restructuring and Transformation Costs
(in thousands)

GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	3/30/2013	3/31/2012
Whole Blood Acquisition Cost of Goods Sold	$532	$—

Integration	8,195	—

Y-Connector	984	—

Restructuring and Transformation	2,760	2,774

HS Core Claims	(37)	(1,097)

Transaction Costs	45	4,450

Arryx Disposition	4,791	—

Contingent Consideration	—	—

Total	$17,270	$6,127

	Twelve Months Ended
	3/30/2013	3/31/2012
Whole blood acquisition cost of goods sold	$15,715	$—

Integration	34,147	—

Y-Connector	7,046	—

Restructuring and Transformation	5,445	11,759

HS Core Claims	(1,041)	3,112

Transaction Costs	3,181	4,450

Arryx Disposition	7,964	—

Contingent Consideration	—	(1,580)

Total	$72,457	$17,741